Exhibit 99.1

The New York Times Company Announces Robert Denham and Dawn Lepore Have Agreed to Stand for Election to Its Board

NEW YORK--(BUSINESS WIRE)--Feb. 12, 2008--The New York Times Company announced today that Robert Denham and Dawn Lepore have agreed to stand as nominees for election to the Company's Board of Directors at the 2008 annual meeting of stockholders on April 22.

Mr. Denham is a partner in the law firm of Munger, Tolles & Olson LLP, having previously served as managing partner, and from 1992-1998 he served as the chairman and CEO of Salomon Inc, a global investment bank. Mr. Denham also serves on the board of Chevron Corporation, Wesco Financial Corporation, Fomento Economico Mexicano, S.A.B. de C.V. and Alcatel-Lucent.

Ms. Lepore serves as the CEO and chairman of drugstore.com, inc., a public company that is an online source for more than 30,000 health, beauty and wellness products. Ms. Lepore previously served as vice chairman, technology, operations and administration for The Charles Schwab Corporation and was also a member of its Executive Committee and a trustee of SchwabFunds. Ms. Lepore currently serves on the board of eBay, Inc. and previously served on the board of Wal-Mart.

“We are delighted that these two exceptional individuals have agreed to be nominees for election by our shareholders,” said Arthur Sulzberger, Jr., chairman of The New York Times Company. “Bob Denham brings stellar financial and legal experience as well as a broad strategic perspective to our Board. Dawn Lepore is highly respected with deep experience in the digital sphere and strong relationships in both Silicon Valley and the Seattle technology community. The skills, expertise and leadership qualities of these two nominees will greatly benefit our Company during this time of tremendous change in the media world.”

The Company also announced that two directors, Brenda Barnes and James Kilts, will not be standing for re-election at this year's annual meeting.

Mr. Sulzberger said, “We are immensely grateful for Brenda’s and Jim’s many contributions to the success of our Company. Their wise counsel and expertise has served us well. We will miss them and wish them both the very best.”

The announcement of the complete slate of directors to be voted on by the Class A and Class B shareholders will be made later this month.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com